EXHIBIT 11.1
SED INTERNATIONAL HOLDINGS, INC.
AND SUBSIDIARIES

COMPUTATION OF EARNINGS (LOSS) PER SHARE (1)


                                                                         YEAR ENDED JUNE 30,
                                                             1996               1997                1998
BASIC EARNINGS (LOSS) PER SHARE:
 Weighted average outstanding shares                       7,190,000          7,183,000            9,602,000
                                                          ----------         ----------          -----------

  Net earnings (loss) for per share computation (A)       $5,550,000         $7,905,000          $  (255,000)
                                                          ----------         ----------          -----------

  Net earnings (loss) per common share                    $     0.77         $     1.10          $     (0.03)
                                                          ----------         ----------

DILUTED EARNINGS (LOSS) PER SHARE:
 Average outstanding shares, including common stock
 equivalents(2)(B)                                         7,280,000          7,634,000             9,602,000
                                                          ----------         ----------          ------------

  Net earnings (loss) per common share (A divided by B)   $     0.76         $     1.04          $      (0.03)
                                                          ----------         ----------          ------------

1    Effective October 1, 1997, the Company adopted Statement of
     Financial Accounting Standards Number ("SFAS") 128. All prior period earnings per share data has been restated to conform with SFAS 128.

2 Average shares outstanding include dilutive stock options as common stock equivalents. The dilutive effect of stock options was determined using the treasury stock method. Under that method of calculation, stock options are valued at average market prices.
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